FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS, INC. ANNOUNCES SECOND QUARTER FISCAL 2007 RESULTS
Company Staying Focused on Long Term Opportunities; Near Term Challenges

ST. LOUIS, Nov. 30 /PRNewswire-FirstCall/ -- Isle of Capri Casinos, Inc. (Nasdaq: ISLE) today reported financial results for the second quarter ended October 29, 2006. The Company reported a 15.8% increase in net revenues from continuing operations to $243.2 million for the second quarter compared to net revenues from continuing operations of $210.0 million for the same quarter in fiscal 2006. Net loss from continuing operations decreased to $4.2 million or $0.14 per diluted common share, during the second quarter of fiscal 2007 compared to $5.5 million or $0.18 per diluted common share for the second quarter of fiscal 2006. Adjusted EBITDA1 from continuing operations for the second quarter of fiscal 2007 increased 26.2% to $41.0 million compared to Adjusted EBITDA1 from continuing operations of $32.5 million for the same quarter in fiscal 2006. Operating results for fiscal 2006 were negatively impacted by Hurricanes Katrina and Rita. During the quarter ended October 29, 2006, the Company recognized a pretax gain of $13.8 million related to the sale of its Isle-Bossier City and Isle-Vicksburg properties. This gain is included in income from discontinued operations and the impact on net income per diluted common share was $0.25 for the three months ended October 29,2006.

For the six months ended October 29, 2006, the Company reported a 14.3% increase in net revenues from continuing operations to $517.2 million, compared to $452.5 million for the comparable period in the prior year. For the first six months of fiscal 2007, the Company reported an increase in income from continuing operations to $1.1 million, or $0.03 per diluted common share. Net loss from continuing operations for the same period in fiscal 2006 was $2.2 million, or $0.07 per diluted common share. Adjusted EBITDA1 from continuing operations in the six-month period reported a 25.1% increase to $97.9 million, compared to $78.2 million for the comparable six-month period in fiscal 2006. During the six months ended October 29, 2006, the Company recognized a pretax gain of $13.8 million related to the sale of its Isle- Bossier City and Isle-Vicksburg properties. This gain is included in income from discontinued operations and the impact on net income per diluted share was $0.25 for the six months ended October 29, 2006 with the remaining $0.12 coming from the discontinued operations.

For the three and six months ended October 29, 2006 and October 23, 2005, Isle-Bossier City, Isle-Vicksburg and Colorado Grande-Cripple Creek are reflected as discontinued operations. Accordingly, the operating results for these properties are not included in the net revenue, income from continuing operations and Adjusted EBITDA1 results discussed above. The sale of Isle- Bossier City and Isle-Vicksburg closed on July 31, 2006. Proceeds from the sale were approximately $240.0 million.

"Fiscal 2007 continues to be a transitional year as we concentrate on new development projects, future growth opportunities and long-term strategies. Our portfolio will soon increase by two as we move closer to opening gaming properties in Pompano Beach, Fla. and Waterloo, Iowa bringing the Isle of Capri experience to new markets," Bernard Goldstein, chairman and chief executive officer, said.

Highlights and Updates

•
The Company topped out its slot machine facility at Pompano Park Harness Track in Florida on October 4 and anticipates opening the facility in early 2007 with 1,500 slot machines, a poker room and four restaurants including Bragozzo, an Italian bistro and wine bar created by accomplished chef, Luke Palladino; Farraddays’, it’s signature steakhouse; a tropical-themed Isle Buffet and a traditional New York style delicatessen.

•
The Company's new casino property in Waterloo, Iowa was topped out on November 9. The project will include a 35,000 square foot single level casino with 1,300 gaming positions, three restaurants, a 200-room hotel and 1,000 parking spaces. The project scope has recently been expanded and will also include a night club, a full service spa and a resort pool. The project cost has been increased to $175 million and the Company expects to open the casino in late Spring 2007.

•	The $45 million, 250-room Isle of Capri Hotel in Bettendorf, Iowa is on schedule and is expected to open in the Summer of 2007.

•
The Company continues to pursue the one stand-alone slot machine gaming license in Pittsburgh, Pennsylvania. The Company has received master plan approval from the City Planning Commission for its proposed project, and participated in a suitability hearing before the Pennsylvania Gaming Control Board (PGCB). The proposed project, one of three competing proposals before the PGCB, includes a $450 million casino, a $290 million multi-purpose arena, and more than $350 million in residential, office and retail development by Nationwide Realty Investors on the site of the existing Mellon Arena. The Company expects a licensure decision by late-December.

•
The Company announced a revised agreement in connection with resort developer Eighth Wonder's proposal to build an integrated resort complex on Sentosa Island in Singapore. The proposal is one of three bidders for the project with a licensure decision expected in early- December. The revised agreement includes equity ownership in the resort complex by Melco PBL Entertainment, Eighth Wonder and Isle of Capri. If the project is selected, Isle of Capri would own a 13.8 percent interest for an investment of $65 million. Additionally, Isle of Capri will receive a payment equal to 2% of casino gross revenues for a 15-year period.

•	The Company repurchased 255,721 shares of its common stock during the second quarter ended October 29, 2006, at an average price of $21.21 per share.

"Our team is closely monitoring results and managing costs during this transitional year. We are facing some near-term challenges due to increased competition and softness in certain markets that require cost cutting in operational expenses and broadened marketing strategies. As fiscal 2007 moves forward we will continue to face these challenges head-on, elevate our brand offerings and position the Company for future growth and stability," said Tim Hinkley, president and chief operating officer.

Operational Review of the Company’s Continuing Operations for the Second Quarter of Fiscal 2007 Compared to the Second Quarter of Fiscal 2006

Operating results for the second quarter of fiscal 2007 include some significant additional expenses as compared to the second quarter of fiscal 2006. These include an increase of approximately $4.5 million in property insurance expense over the prior year's second quarter, for a six-month total increase of $9.0 million over the prior year, which was allocated across all operating properties. This increase is expected to continue through fiscal 2007. The Company also recorded approximately $1.6 million of stock compensation expense in the second quarter of fiscal 2007 related to the adoption of FASB Statement No. 123(revised 2004) "Share-Based Payment" (SFAS 123(R)). These costs will also be recurring. The Company also recorded approximately $1.7 million of relocation costs related to moving its corporate headquarters to Saint Louis, Missouri. Further office relocation costs will be recorded in the third fiscal quarter of 2007 and will end with the completion of the office relocation. The stock compensation expense and office relocation costs are reflected in the Corporate and other expense line item.

In Mississippi, the Company's three continuing operations contributed 27.6% of net revenues. Isle-Biloxi's net revenues and adjusted EBITDA1 were up from the prior year period principally due to prior year closure of the property caused by Hurricane Katrina. Adjusted EBITDA1 at the property was also up significantly over the same quarter in fiscal 2006 due to reduced competition in the market. Isle-Natchez experienced decreases in both net revenues and Adjusted EBITDA1 primarily resulting from the reopening of the casinos on the Gulf Coast. Isle-Lula's net revenues increased slightly. Adjusted EBITDA1 at the property increased moderately due to more efficient management of expenses.

In Louisiana, Isle-Lake Charles contributed 16.4% of net revenues. Isle- Lake Charles experienced an increase in net revenues and Adjusted EBITDA1 as compared to the prior year period, primarily due to the closure of a competitor in the market and the closure of Isle-Lake Charles between September 22, 2005 and October 8, 2005 due to Hurricane Rita.

In Missouri, the Company's two properties contributed 16.5% of net revenues. Isle-Kansas City's net revenues were down due to a decreased gaming patron count attributable to the completion of other expansion projects in the market and increased marketing intensity by competitors. Isle-Boonville's net revenues and Adjusted EBITDA1 increased due to an increase in marketing efforts and the opening of the new hotel.

In Iowa, the Company's three casinos contributed 19.5% of net revenues. Combined, the Company's two Quad-City properties and Isle-Marquette showed a decrease in both net revenues and Adjusted EBITDA1 due to increased competition in the key feeder markets.

In Colorado, the Company's two Black Hawk casino operations contributed 16.2% of net revenues. The Black Hawk properties experienced a decrease in net revenues as compared to the prior year period primarily due to the opening of competitors' upgraded facilities. Adjusted EBITDA1 also decreased primarily due to increased operating costs associated with our expanded facility and marketing expenses associated with the opening of competitors' expansion projects.

New development expenses increased compared to the second quarter of fiscal 2006 primarily due to an increase in expenses related to the pursuit of the gaming license in Pittsburgh, Pennsylvania and costs incurred during the second fiscal quarter of 2007 relating to pursuit of the casino license in Singapore.

The decrease in corporate expenses is primarily due to prior year costs and reserves related to litigation matters and contributions the Company made in the prior year to Isle team member relief funds from Hurricane Katrina.

Preopening cost increased compared to the second quarter of fiscal 2006 primarily due to costs related to our casino developments in Coventry, England, Pompano Beach, Florida and Waterloo, Iowa.

Operating results from the Colorado Grande-Cripple Creek, Isle-Vicksburg and Isle-Bossier City have been classified as discontinued operations for all periods presented and thus are not included in the Operational Review discussed above.

Isle of Capri Casinos, Inc.
Consolidated Statements of Income*
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	October 29,	October 23,	October 29,	October 23,
	2006	2005	2006	2005
Revenues:
Casino	$249,237	$215,472	$526,857	$459,757
Hotel, pari-mutuel, food, beverage & other	49,307	39,627	103,731	87,674
Gross revenues	298,544	255,099	630,588	547,431
Less promotional allowances	55,317	45,060	113,393	94,896
Net revenues (2)	243,227	210,039	517,195	452,535

Operating and other expenses:
Properties	190,863	163,077	394,141	347,616
New development (3)	4,563	1,345	9,521	8,259
Corporate and other (4)	8,418	13,127	19,157	18,418
Preopening (5)	2,786	151	3,035	184
Hurricane related charges, net (6)	-	1,200	-	1,200
Depreciation and amortization	23,981	21,648	47,483	43,248
Total operating and other expenses	230,611	200,548	473,337	418,925

Operating income	12,616	9,491	43,858	33,610

Interest expense, net	(19,172)	(17,396)	(38,280)	(33,812)
Minority interest (7)	(547)	(1,892)	(1,618)	(3,948)

Income from continuing operations before income taxes	(7,103)	(9,797)	3,960	(4,150)

Income tax expense (benefit) (8)	(2,855)	(4,266)	2,893	(1,914)

Income (loss) from continuing operations	(4,248)	(5,531)	1,067	(2,236)
Gain on sale of discontinued operations, net of taxes (11)	7,730	-	7,730	-
Income (loss) from discontinued operations (including minority
interest), net of income taxes	(97)	1,312	3,828	2,001

Net income (loss)	$3,385	$(4,219)	$12,625	$(235)

Earnings per common share - basic:
Income (loss) from continuing operations	$(0.14)	$(0.18)	$0.04	$(0.07)
Income from discontinued operations (including gain on sale
of assets), net of income taxes	0.25	0.04	0.38	0.07
Net income (loss)	$0.11	$(0.14)	$0.42	$(0.01)

Earnings per common share - diluted:
Income (loss) from continuing operations	$(0.14)	$(0.18)	$0.03	$(0.07)
Income from discontinued operations (including gain on sale
of assets), net of income taxes	0.25	0.04	0.37	0.07
Net income (loss)	$0.11	$(0.14)	$0.40	$(0.01)

Weighted average basic common shares	30,346	30,097	30,384	30,105
Weighted average diluted common shares	31,053	30,097	31,228	30,105

Selected Consolidated Balance Sheet Accounts*
(In Thousands)
	October 29,	April 30,
	2006	2006

Cash and cash equivalents	$124,456	$121,193
Property and equipment, net	1,049,459	938,428
Debt	1,222,018	1,221,280
Stockholders' equity	296,676	282,688

*The above excludes properties classified as discontinued operations.  Discontinued operations include the Company's Bossier City, Louisiana and Vicksburg, Mississippi properties which were sold on July 31, 2006.

The Company had restricted cash of $69 million as of October 29, 2006 related to sale proceeds held in escrow for a possible tax free exchange transaction.

Isle of Capri Casinos, Inc.
Comparative Financial Highlights by Casino Property
(Unaudited)
(In thousands)

	Three Months Ended
	October 29,			October 23,
	2006			2005
	Net Revenues (2)	Adjusted EBITDA (1)	Adjusted EBITDA (1) Margin %	Net Revenues (2)	Adjusted EBITDA (1)	Adjusted EBITDA (1) Margin %

MISSISSIPPI
BILOXI	$37,612	$11,970	31.8%	$10,453	$2,234	21.4%
NATCHEZ	9,639	2,667	27.7%	11,077	3,575	32.3%
LULA	19,912	4,059	20.4%	19,083	3,533	18.5%
MISSISSIPPI TOTAL	67,163	18,696	27.8%	40,613	9,342	23.0%

LOUISIANA
LAKE CHARLES	39,952	7,552	18.9%	27,844	4,629	16.6%

MISSOURI
KANSAS CITY	19,880	2,717	13.7%	21,361	3,602	16.9%
BOONVILLE	20,349	5,690	28.0%	17,993	5,255	29.2%
MISSOURI TOTAL	40,229	8,407	20.9%	39,354	8,857	22.5%

IOWA
BETTENDORF	22,049	5,898	26.7%	23,601	6,647	28.2%
DAVENPORT	15,303	3,248	21.2%	16,842	3,866	23.0%
MARQUETTE	10,178	2,202	21.6%	11,197	2,823	25.2%
IOWA TOTAL	47,530	11,348	23.9%	51,640	13,336	25.8%

COLORADO
BLACK HAWK/COLORADO
CENTRAL STATION (9)	39,502	10,087	25.5%	39,633	12,614	31.8%

INTERNATIONAL
BLUE CHIP	1,712	(592)	(34.6%)	1,799	(564)	(31.4%)
OUR LUCAYA	2,591	(1,280)	(49.4%)	4,572	(309)	(6.8%)
INTERNATIONAL TOTAL	4,303	(1,872)	(43.5%)	6,371	(873)	(13.7%)

CORPORATE & OTHER (10)	4,548	(13,268)	N/M	4,584	(15,415)	N/M

TOTAL	$243,227	$40,950	16.8%	$210,039	$32,490	15.5%

Note: The above excludes properties classified as discontinued operations.  Discontinued operations include the Company's Bossier City, Louisiana and Vicksburg, Mississippi properties which were sold on July 31, 2006.

Isle of Capri Casinos, Inc.
Comparative Financial Highlights by Casino Property
(Unaudited)
(In thousands)

	Six Months Ended
	October 29,			October 23,
	2006			2005
	Net Revenues (2)	Adjusted EBITDA (1)	Adjusted EBITDA (1) Margin %	Net Revenues (2)	Adjusted EBITDA (1)	Adjusted EBITDA (1) Margin %

MISSISSIPPI
BILOXI	$90,466	$34,530	38.2%	$33,807	$6,081	18.0%
NATCHEZ	20,796	5,942	28.6%	20,115	5,792	28.8%
LULA	41,283	9,789	23.7%	40,370	8,440	20.9%
MISSISSIPPI TOTAL	152,545	50,261	32.9%	94,292	20,313	21.5%

LOUISIANA
LAKE CHARLES	84,619	17,589	20.8%	67,428	12,590	18.7%

MISSOURI
KANSAS CITY	40,590	5,424	13.4%	43,350	7,479	17.3%
BOONVILLE	40,470	11,053	27.3%	36,363	10,599	29.1%
MISSOURI TOTAL	81,060	16,477	20.3%	79,713	18,078	22.7%

IOWA
BETTENDORF	45,427	12,615	27.8%	48,563	14,733	30.3%
DAVENPORT	32,238	8,373	26.0%	34,545	8,718	25.2%
MARQUETTE	20,379	4,526	22.2%	22,677	6,383	28.1%
IOWA TOTAL	98,044	25,514	26.0%	105,785	29,834	28.2%

COLORADO
BLACK HAWK/COLORADO
CENTRAL STATION (9)	79,117	21,242	26.8%	78,989	24,965	31.6%

INTERNATIONAL
BLUE CHIP	3,891	(802)	(20.6%)	3,913	(800)	(20.4%)
OUR LUCAYA	7,521	(4,124)	(54.8%)	11,527	1,003	8.7%
INTERNATIONAL TOTAL	11,412	(4,926)	(43.2%)	15,440	203	1.3%

CORPORATE & OTHER (10)	10,398	(28,264)	N/M	10,888	(27,741)	N/M

TOTAL	$517,195	$97,893	18.9%	$452,535	$78,242	17.3%

Note: The above excludes properties classified as discontinued operations.  Discontinued operations include the Company's Bossier City, Louisiana and Vicksburg, Mississippi properties which were sold on July 31, 2006.

	Isle of Capri Casinos, Inc.
	Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Casino Property
	(Unaudited) (In thousands)
	Three Months Ended October 29, 2006

	Operating Income (Loss)	Depreciation & Amortization	Preopening (5)	Stock Compensation Expense (4)	Adjusted EBITDA (1)
MISSISSIPPI
BILOXI	$7,789	$4,181	$-	$-	$11,970
NATCHEZ	1,687	980	-	-	2,667
LULA	1,504	2,555	-	-	4,059
MISSISSIPPI TOTAL	10,980	7,716	-	-	18,696

LOUISIANA
LAKE CHARLES	3,554	3,998	-	-	7,552

MISSOURI
KANSAS CITY	845	1,872	-	-	2,717
BOONVILLE	4,344	1,346	-	-	5,690
MISSOURI TOTAL	5,189	3,218	-	-	8,407

IOWA
BETTENDORF	4,024	1,874	-	-	5,898
DAVENPORT	1,680	1,568	-	-	3,248
MARQUETTE	1,362	840	-	-	2,202
IOWA TOTAL	7,066	4,282	-	-	11,348

COLORADO
BLACK HAWK/COLORADO
CENTRAL STATION (9)	6,062	4,025	-	-	10,087

INTERNATIONAL
BLUE CHIP	(712)	120	-	-	(592)
OUR LUCAYA	(1,359)	79	-	-	(1,280)
INTERNATIONAL TOTAL	(2,071)	199	-	-	(1,872)

CORPORATE & OTHER (10)	(18,164)	543	2,786	1,567	(13,268)
TOTAL	$12,616	$23,981	$2,786	$1,567	$40,950

Note: The above excludes properties classified as discontinued operations.  Discontinued operations include the Company's Bossier City, Louisiana and Vicksburg, Mississippi properties which were sold on July 31, 2006.

	Isle of Capri Casinos, Inc.
	Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Casino Property
	(Unaudited) (In thousands)
	Three Months Ended October 23, 2005

	Operating Income (Loss)	Depreciation & Amortization	Hurricane Related Charges, net	Preopening (5)	Adjusted EBITDA (1)
MISSISSIPPI
BILOXI	$(792)	$3,026	$-	$-	$2,234
NATCHEZ	2,509	1,066	-	-	3,575
LULA	1,239	2,294	-	-	3,533
MISSISSIPPI TOTAL	2,956	6,386	-	-	9,342

LOUISIANA
LAKE CHARLES	(427)	3,856	1,200	-	4,629

MISSOURI
KANSAS CITY	1,849	1,753	-	-	3,602
BOONVILLE	4,191	1,064	-	-	5,255
MISSOURI TOTAL	6,040	2,817	-	-	8,857

IOWA
BETTENDORF	4,834	1,813	-	-	6,647
DAVENPORT	2,092	1,774	-	-	3,866
MARQUETTE	2,089	734	-	-	2,823
IOWA TOTAL	9,015	4,321	-	-	13,336

COLORADO
BLACK HAWK/COLORADO
CENTRAL STATION (9)	9,352	3,262	-	-	12,614

INTERNATIONAL
BLUE CHIP	(669)	105	-	-	(564)
OUR LUCAYA	(717)	408	-	-	(309)
INTERNATIONAL TOTAL	(1,386)	513	-	-	(873)

CORPORATE & OTHER (10)	(16,059)	493	-	151	(15,415)
TOTAL	$9,491	$21,648	$1,200	$151	$32,490

Note: The above excludes properties classified as discontinued operations.  Discontinued operations include the Company's Bossier City, Louisiana and Vicksburg, Mississippi properties which were sold on July 31, 2006.

Isle of Capri Casinos, Inc.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Casino Property
(Unaudited) (In thousands)
Six Months Ended October 29, 2006

	Operating Income (Loss)	Depreciation & Amortization	Preopening (5)	Stock Compensation Expense (4)	Adjusted EBITDA (1)
MISSISSIPPI
BILOXI	$26,086	$8,444	$-	$-	$34,530
NATCHEZ	4,038	1,904	-	-	5,942
LULA	4,757	5,032	-	-	9,789
MISSISSIPPI TOTAL	34,881	15,380	-	-	50,261

LOUISIANA
LAKE CHARLES	9,635	7,954	-	-	17,589

MISSOURI
KANSAS CITY	1,814	3,610	-	-	5,424
BOONVILLE	8,428	2,625	-	-	11,053
MISSOURI TOTAL	10,242	6,235	-	-	16,477

IOWA
BETTENDORF	8,942	3,673	-	-	12,615
DAVENPORT	5,275	3,098	-	-	8,373
MARQUETTE	2,873	1,653	-	-	4,526
IOWA TOTAL	17,090	8,424	-	-	25,514

COLORADO
BLACK HAWK/COLORADO
CENTRAL STATION (9)	13,297	7,945	-	-	21,242

INTERNATIONAL
BLUE CHIP	(1,030)	228	-	-	(802)
OUR LUCAYA	(4,283)	159	-	-	(4,124)
INTERNATIONAL TOTAL	(5,313)	387	-	-	(4,926)

CORPORATE & OTHER (10)	(35,974)	1,158	3,035	3,517	(28,264)
TOTAL	$43,858	$47,483	$3,035	$3,517	$97,893

Note: The above excludes properties classified as discontinued operations.  Discontinued operations include the Company's Bossier City, Louisiana and Vicksburg, Mississippi properties which were sold on July 31, 2006.

Isle of Capri Casinos, Inc.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Casino Property
(Unaudited) (In thousands)
Six Months Ended October 23, 2005

	Operating Income (Loss)	Depreciation & Amortization	Hurricane Related Charges, net	Preopening (5)	Adjusted EBITDA (1)
MISSISSIPPI
BILOXI	$(97)	$6,178	$-	$-	$6,081
NATCHEZ	3,617	2,175	-	-	5,792
LULA	3,939	4,501	-	-	8,440
MISSISSIPPI TOTAL	7,459	12,854	-	-	20,313

LOUISIANA
LAKE CHARLES	3,818	7,572	1,200	-	12,590

MISSOURI
KANSAS CITY	3,908	3,571	-	-	7,479
BOONVILLE	8,387	2,212	-	-	10,599
MISSOURI TOTAL	12,295	5,783	-	-	18,078

IOWA
BETTENDORF	11,177	3,556	-	-	14,733
DAVENPORT	5,112	3,606	-	-	8,718
MARQUETTE	4,921	1,462	-	-	6,383
IOWA TOTAL	21,210	8,624	-	-	29,834

COLORADO
BLACK HAWK/COLORADO
CENTRAL STATION (9)	18,646	6,319	-	-	24,965

INTERNATIONAL
BLUE CHIP	(1,011)	211	-	-	(800)
OUR LUCAYA	146	857	-	-	1,003
INTERNATIONAL TOTAL	(865)	1,068	-	-	203

CORPORATE & OTHER (10)	(28,953)	1,028	-	184	(27,741)
TOTAL	$33,610	$43,248	$1,200	$184	$78,242

Note: The above excludes properties classified as discontinued operations. Discontinued operations include the
Company's Bossier City, Louisiana and Vicksburg, Mississippi properties which were sold on July 31, 2006.

1.
EBITDA is "earnings before interest, income taxes, depreciation and amortization." Isle of Capri calculates Adjusted EBITDA at its properties by adding depreciation and amortization, preopening expense, management fees, other charges and non-cash items to Operating Income (Loss). Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry and 2) a principal basis of valuing gaming companies. Management uses property level Adjusted EBITDA as the primary measure of the Company's operating properties' performance, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP). The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenues. Fiscal 2007 and 2006 results have been reclassified to reflect the Colorado Grande-Cripple Creek, Isle- Bossier City and Isle-Vicksburg as discontinued operations. Reconciliations of operating income to Adjusted EBITDA and operating income as a percentage of net revenues are included in the financial schedules accompanying this release. A reconciliation of Adjusted EBITDA with the Company's net income is shown below.

	Three Months Ended		Six Months Ended
	October 29,	October 23,	October 29,	October 23,
	2006	2005	2006	2005
	(In thousands)

Adjusted EBITDA	$40,950	$32,490	$97,893	$78,242
(Add)/deduct:
Depreciation and amortization	23,981	21,648	47,483	43,248
Stock compensation expense (4)	1,567	-	3,517	-
Preopening (5)	2,786	151	3,035	184
Hurricane related charges, net (6)	-	1,200	-	1,200
Interest expense, net	19,172	17,396	38,280	33,812
Minority interest (7)	547	1,892	1,618	3,948
Income tax expense (benefit) (8)	(2,855)	(4,266)	2,893	(1,914)
Gain on sale of discontinued operations, net of tax	(7,730)	-	(7,730)	-
Loss (income) from discontinued operations,
net of income taxes	97	(1,312)	(3,828)	(2,001)
Net income (loss)	$3,385	$(4,219)	$12,625	$(235)

2.
Net revenues are presented net of complimentaries, slot points expense and cash coupon redemptions. Fiscal 2007 and 2006 results have been reclassified to reflect Colorado Grande-Cripple Creek, Isle-Bossier City and Isle-Vicksburg as discontinued operations.

3.
New development expenses include incremental costs incurred pursuing new opportunities within the industry. Such costs include legal and other professional fees, application fees and personnel and travel costs. These expenses are detailed in the table below.

	Three Months Ended		Six Months Ended
	October 29,	October 23,	October 29,	October 23,
	2006	2005	2006	2005

Domestic[a]	$3,002	$210	$6,756	$5,086
International[b]	1,561	1,135	2,765	3,173
	$4,563	$1,345	$9,521	$8,259
[a] Relates primarily to the Company's development efforts in Pittsburgh, Pennsylvania
[b] Includes development expenses related to development the Company's development agreement with Eighth Wonder related to Singapore

4.
Included in Corporate and other expenses for the three months and the six months ended October 29, 2006 was $1.6 and $3.5 million, respectively, of compensation cost related to qualified and non- qualified stock options recognized related to the adoption of SFAS 123(R) on May 1, 2006. Also included in Corporate and other expenses for the three months and the six months ended October 23, 2005 was an increase in legal reserves of $6.1 million.

5.
Preopening expenses for the three months and the six months ended October 29, 2006 are related to construction of the hotel and casino in Waterloo, Iowa, our development at Pompano Beach, Florida and our development project at Ricoh Arena in Coventry, England. Preopening expenses for the three months and the six months ended October 23, 2005 relate to the construction of the hotel and casino in Waterloo, Iowa and development at Pompano Beach, Florida.

6.
Hurricane related charges, net, include impairment charges for assets damaged or destroyed by hurricanes, incremental costs incurred related to hurricanes and operating costs related to periods affected by hurricanes. This item also includes anticipated recoveries expected from our insurance carriers related to property damage, incremental costs and operating expenses. When the Company and its insurance carriers agree on the final amount of the insurance proceeds, the Company will also record any related gain in this account. In addition any recoveries of lost profit will be recognized when agreed to with the insurance carrier and will be reflected in the related properties revenue and Adjusted EBITDA[1].

7.	Minority interest represents unrelated third parties' interest in Isle-Black Hawk's income before income taxes and Colorado Central Station-Black Hawk's net income.

8.
The Company's effective tax rate from continuing operations for the quarter ended October 29, 2006 was a benefit of 39.9% compared to a benefit of 43.5% for the quarter ended October 23, 2005, which, in each case, includes an unrelated party's portion of Colorado Central Station-Black Hawk's income taxes. The quarter ended October 29, 2006 does not include the income tax expense related to gain from the sale of the Company's Vicksburg and Bossier City properties in our continuing operations. That gain is included in discontinued operations. The Company's effective tax rate from combining continuing and discontinued operations for the quarter ended October 29, 2006 was 48.2% compared to 42.6% for the quarter ended October 23, 2005. For each comparison, the change in effective rate over the comparable prior fiscal period is primarily attributable to the effect of certain expenses related to the adoption of SFAS 123(R) and other permanent items on full-year projected pre-tax income.

9.
As management fees are eliminated in consolidation, Adjusted EBITDA[1] for the combined Black Hawk/Colorado Central Station property does not include management fees. Fiscal 2006 results have been reclassified to reflect Colorado Grande-Cripple Creek as a discontinued operation. The following table shows management fees and Adjusted EBITDA[1] inclusive of management fees for the three and six months ended October 29, 2006 and October 23, 2005:

	Three Months Ended		Six Months Ended
	October 29, 2006	October 23, 2005	October 29, 2006	October 23, 2005
	(In thousands)
Management Fees
Black Hawk/Colorado
Central Station	$1,788	$1,842	$3,533	$3,681

Adjusted EBITDA with Management Fees
Black Hawk/Colorado
Central Station	$8,299	$10,772	$17,709	$21,284

10.
For the three months ended October 29, 2006, corporate and other includes net revenues of $4.4 million and Adjusted EBITDA[1] of ($2.0) million related to operations at the Pompano Park property. For the three months ended October 23, 2005, corporate and other includes net revenues of $4.5 million and Adjusted EBITDA[1] of ($1.1) million related to operations at the Pompano Park property. For the six months ended October 29, 2006, corporate and other includes net revenues of $10.3 million and Adjusted EBITDA[1] of ($3.2) million related to operations at the Pompano Park property. For the six months ended October 23, 2005, corporate and other includes net revenues of $10.7 million and Adjusted EBITDA[1] of ($1.4) million related to operations at the Pompano Park property.

11.
On July 31, 2006 the Company completed the sale of Isle-Bossier City and Isle-Vicksburg to Legends Gaming, LLC. The Company received approximately $240 million in proceeds from the sale and has recognized a pre-tax gain of $13.8 million. Taxes on the gain were $6.0 with a net gain on sale of discontinued operations of $7.7 million.

Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 13 casinos in 11 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates two land-based casinos in Black Hawk, Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida, where it is developing a gaming facility.

CONTACTS:

Isle of Capri Casinos, Inc.,
Allan B. Solomon, Executive Vice President-561.995.6660
Donn Mitchell, Chief Financial Officer-314.813.9319
Jill Haynes, Director of Corporate Communication-314.813.9368

NOTE: Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com. Isle of Capri Casinos, Inc.'s home page is http://www.islecorp.com.

This press release contains forward-looking statements which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, permits, weather, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission including, but not limited to, its 10-K for the fiscal year ended April 30, 2006.